Exhibit 99

Gorman-Rupp Reports Third Quarter 2022 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--October 28, 2022--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2022.

Third Quarter 2022 Highlights

  Net sales of $153.8 million increased 50.6% or $51.7 million compared to the third quarter of 2021, an 11.3% increase excluding sales from Fill-Rite which was acquired in May 2022
  Third quarter net income was $2.2 million, or $0.09 per share, compared to net income of $8.8 million, or $0.34 per share, for the third quarter of 2021
    Adjusted earnings per share1 for the third quarter of 2022 and 2021 were $0.25 and $0.35, respectively
    Adjusted earnings include an unfavorable non-cash LIFO impact of $0.11 per share in 2022 compared to $0.08 per share in 2021 and non-cash amortization expense related to Fill-Rite of $0.09 per share in 2022
  Adjusted EBITDA1 for the third quarter of 2022 increased 56.3% to $22.5 million compared to $14.4 million for the same period in 2021
  Backlog increased to $266.7 million as of September 30, 2022, increasing $2.1 million during the third quarter as incoming orders remained strong

As previously announced, on May 31, 2022, the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

Net sales for the third quarter of 2022 were $153.8 million compared to net sales of $102.1 million for the third quarter of 2021, an increase of 50.6% or $51.7 million. Domestic sales increased 68.0% or $46.8 million and international sales increased 14.8% or $4.9 million compared to the same period in 2021. Fill-Rite sales, which are primarily domestic, were $40.1 million for the third quarter of 2022.

Excluding Fill-Rite, sales in our water markets increased 12.2% or $9.0 million in the third quarter of 2022 compared to the third quarter of 2021. Sales increased $6.2 million in the municipal market, $1.6 million in the fire protection market, $1.5 million in the repair market, and $0.5 million in the construction market. Partially offsetting these increases was a sales decrease of $0.8 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 9.0% or $2.6 million in the third quarter of 2022 compared to the third quarter of 2021. Sales increased $4.1 million in the industrial market. Partially offsetting this increase were sales decreases of $0.8 million in the OEM market and $0.7 million in the petroleum market.

Gross profit was $40.6 million for the third quarter of 2022, resulting in gross margin of 26.4%, compared to gross profit of $25.8 million and gross margin of 25.3% for the same period in 2021. The improvement in gross margin was due primarily to leverage from increased sales volume and sales mix which includes a full quarter of Fill-Rite results. The 110 basis point increase in gross margin was driven by a 250 basis point improvement from labor and overhead leverage due to increased sales volume. The increase was partially offset by a 140 basis point increase in cost of material, which included an unfavorable impact of 40 basis points related to the amortization of acquired Fill-Rite customer backlog. The Fill-Rite customer backlog will be amortized within the next three quarters.

Selling, general and administrative (“SG&A”) expenses were $22.1 million and 14.4% of net sales for the third quarter of 2022 compared to $14.2 million and 13.9% of net sales for the same period in 2021. The increase in SG&A expenses and as a percentage of sales is primarily due to a $6.4 million increase in SG&A expenses related to a full quarter of Fill-Rite results.

Amortization expense was $3.2 million for the third quarter of 2022 compared to $0.1 million for the same period in 2021. The increase in amortization expense was due to $3.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $15.3 million for the third quarter of 2022, resulting in an operating margin of 10.0%, compared to operating income of $11.5 million and operating margin of 11.3% for the same period in 2021. Operating margin decreased 130 basis points primarily due to increased amortization expense, increase in cost of material, and increased SG&A, but was partially offset by improvement from labor and overhead leverage.

Interest expense was $7.6 million for the third quarter of 2022. No interest expense was recorded in the third quarter of 2021.

Other income (expense), net was $5.3 million of expense for the third quarter of 2022 compared to expense of $0.5 million for the same period in 2021. The increase in expense was due primarily to increased non-cash pension settlement charges of $4.8 million in the third quarter of 2022 compared to $0.4 million in the third quarter of 2021. The pension settlement charge is the result of retirees who elect the lump sum payment upon retirement.

Net income was $2.2 million, or $0.09 per share, for the third quarter of 2022 compared to net income of $8.8 million in the third quarter of 2021, or $0.34 per share. Adjusted earnings per share for the third quarter of 2022 were $0.25 per share compared to $0.35 per share for the third quarter of 2021. Adjusted earnings per share for the third quarter of 2022 included an unfavorable LIFO impact of $0.11 per share compared to an unfavorable LIFO impact of $0.08 per share in the third quarter of 2021. Adjusted earnings also included incremental non-cash amortization expense related to Fill-Rite of $0.09 per share.

Adjusted EBITDA was $22.5 million for the third quarter of 2022 compared to $14.4 million for the third quarter of 2021. The increase in adjusted EBITDA for the third quarter of 2022 compared to 2021 was primarily related to the acquisition of Fill-Rite which contributed $8.4 million offset by an increase in the unfavorable impact of LIFO of $1.2 million.

Year to date 2022 Highlights

Net sales for the first nine months of 2022 were $375.0 million compared to net sales of $284.2 million for the first nine months of 2021, an increase of 32.0% or $90.9 million. Domestic sales increased 39.4% or $77.1 million and international sales increased 15.6% or $13.8 million compared to the same period in 2021. Fill-Rite sales, which are primarily domestic, were $53.7 million from the acquisition date of May 31, 2022 to September 30, 2022.

Excluding Fill-Rite, sales in our water markets increased 13.4% or $27.1 million in the first nine months of 2022 compared to the first nine months of 2021. Sales increased $10.3 million in the fire market, $9.3 million in the municipal market, $4.7 million in the construction market, and $4.2 million in the repair markets. Partially offsetting these increases was a decrease of $1.4 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 12.4% or $10.1 million in the first nine months of 2022 compared to the first nine months of 2021. Sales increased $10.5 million in the industrial market and $2.3 million in the OEM market. Partially offsetting these increases was a decrease of $2.7 million in the petroleum market.

Gross profit was $94.3 million for the first nine months of 2022, resulting in gross margin of 25.1%, compared to gross profit of $73.5 million and gross margin of 25.9% for the same period in 2021. The 80 basis point decrease in gross margin was driven by a 280 basis point increase in cost of material, which included an unfavorable LIFO impact of 120 basis points, an unfavorable impact of 40 basis points related to Fill-Rite inventory recorded at fair value and recognized during the second quarter, and an unfavorable impact of 20 basis points related to the amortization of acquired Fill-Rite customer backlog. The full amount of the step-up to record Fill-Rite inventory at fair value was recognized during the second quarter and will not recur, while the Fill-Rite customer backlog will be amortized within the next three quarters. The decrease in gross margin was partially offset by a 200 basis point improvement from labor and overhead leverage due to increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $62.1 million for the first nine months of 2022, which included $7.0 million of one-time acquisition costs. Excluding acquisition costs, SG&A expenses were $55.1 million and 14.7% of net sales for the first nine months of 2022 compared to $42.1 million and 14.8% of net sales for the same period in 2021. The decrease in SG&A expenses as a percentage of sales, excluding acquisition costs, is due to increased sales volume.

Amortization expense was $4.5 million for the first nine months of 2022 compared to $0.4 million for the same period in 2021. The increase in amortization expense was due to $4.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $27.7 million for the first nine months of 2022, which included $7.0 million in one-time acquisition costs, $1.4 million of inventory step up amortization, and $0.9 million of acquired customer backlog amortization. Excluding acquisition costs, inventory step-up and backlog amortization, operating income was $37.0 million for the first nine months of 2022, resulting in an operating margin of 9.9%, compared to operating income of $31.1 million and operating margin of 11.0% for the same period in 2021. The decrease of 110 basis points in operating margin was primarily the result of an unfavorable LIFO impact.

Interest expense was $9.9 million for the first nine months of 2022. No interest expense was recorded for the first nine months of 2021.

Other income (expense), net was $7.1 million of expense for the first nine months of 2022 compared to expense of $1.8 million for the same period in 2021. The increase in expense was due primarily to increased non-cash pension settlement charges of $6.4 million for the first nine months of 2022 compared to $2.1 million for the first nine months of 2021.

Net income was $8.8 million, or $0.34 per share, for the first nine months of 2022 compared to $23.3 million for the first nine months of 2021, or $0.89 per share. Adjusted earnings per share for the first nine months of 2022 were $0.81 per share compared to $0.95 per share for the first nine months of 2021. Adjusted earnings per share for the first nine months of 2022 included an unfavorable LIFO impact of $0.30 per share compared to an unfavorable LIFO impact of $0.12 per share for the first nine months of 2021. Adjusted earnings also included incremental non-cash amortization expense related to Fill-Rite of $0.12 per share.

Adjusted EBITDA was $50.4 million for the first nine months of 2022 compared to $40.3 million for the first nine months of 2021. The increase in adjusted EBITDA in 2022 compared to 2021 was primarily related to the acquisition of Fill-Rite which contributed $11.5 million offset by an increase in the unfavorable impact of LIFO of $5.9 million.

The Company’s backlog of orders was $266.7 million at September 30, 2022 compared to $156.5 million at September 30, 2021 and $186.0 million at December 31, 2021. Fill-Rite added $14.6 million to the backlog at September 30, 2022. Incoming orders during the third quarter of 2022 increased 50.2% when compared to the same period last year, and 10.4% excluding Fill-Rite. Incoming orders increased 35.5% for the first nine months of 2022 compared to the same period in 2021, and 18.7% excluding Fill-Rite. The increase in backlog for the first nine months of 2022 was primarily driven by strong incoming orders during the first nine months, large municipal orders which are longer term in nature, and the acquisition of Fill-Rite. The backlog aging has remained consistent with historical levels.

Capital expenditures for the first nine months of 2022 were $11.3 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2022 are presently planned to be in the range of $15-$18 million.

Scott A. King, President and CEO commented, “We continue to see strong demand across the majority of our markets, which has resulted in year-over-year double digit organic revenue growth and an increase in our already record backlog levels. The integration of Fill-Rite continues to go well with significant contributions to both our top-line and adjusted EBITDA during the quarter. While our gross margin has improved from the first-half of the year, we look for additional improvement as the pricing actions that have been taken during the year are realized and we continue to leverage our fixed costs. We are well positioned for both the fourth quarter and 2023 with our strong backlog and continued integration and synergies from Fill-Rite.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as (1) adjusted earnings per share, which is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share and (2) adjusted earnings before interest, taxes, depreciation and amortization, referred to as “adjusted EBITDA”, which is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, and amortization of customer backlog. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings per share and adjusted EBITDA, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, and uncertainties related to our acquisition of the assets of Fill-Rite, including but not limited to integration of the acquired business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the impact of inflation and other cost pressures, the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials and labor; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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[1] See “Non-GAAP Information” and related reconciliation page

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales	$153,792	$102,110	$375,026	$284,152
Cost of products sold	113,229	76,277	280,727	210,604
Gross profit	40,563	25,833	94,299	73,548
Selling, general and administrative expenses	22,076	14,173	62,125	42,064
Amortization expense	3,176	118	4,498	356
Operating income	15,311	11,542	27,676	31,128
Interest expense	(7,556)	-	(9,878)	-
Other income (expense), net	(5,323)	(486)	(7,079)	(1,846)
Income before income taxes	2,432	11,056	10,719	29,282
Provision for income taxes	211	2,274	1,951	5,974
Net income	$2,221	$8,782	$8,768	$23,308

Earnings per share	$0.09	$0.34	$0.34	$0.89

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	September 30,	December 31,
Assets	2022	2021

Cash and cash equivalents	$10,288	$125,194
Accounts receivable, net	91,314	58,545
Inventories, net	105,850	85,648
Prepaid and other	18,123	7,795
Total current assets	225,575	277,182
Property, plant and equipment, net	127,798	104,293
Other assets	9,398	6,193
Goodwill and other intangible assets, net	508,053	33,086
Total assets	$870,824	$420,754

Liabilities and shareholders' equity

Accounts payable	$29,364	$17,633
Current portion of long-term debt	17,500	-
Accrued liabilities and expenses	48,032	34,807
Total current liabilities	94,896	52,440
Pension benefits	8,636	9,342
Postretirement benefits	26,897	27,359
Long-term debt, net of current portion	411,080	-
Other long-term liabilities	2,339	1,637
Total liabilities	543,848	90,778
Shareholders' equity	326,976	329,976
Total liabilities and shareholders' equity	$870,824	$420,754

Shares outstanding	26,094,865	26,103,661

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$2,221	$8,782	$8,768	$23,308
Plus interest expense	7,556	-	9,878	-
Plus provision for income taxes	211	2,274	1,951	5,974
Plus depreciation and amortization expense	6,960	2,957	14,161	8,908
Non-GAAP earnings before interest,
taxes, depreciation and amortization	16,948	14,013	34,758	38,190

Plus pension settlement charge	4,759	388	6,355	2,116
Plus one-time acquisition costs	154	-	7,048	-
Plus amortization of step up in value of acquired inventories	-	-	1,406	-
Plus amortization of acquired customer backlog	651	-	868	-
Non-GAAP adjusted earnings before interest,
taxes, depreciation and amortization	$22,512	$14,401	$50,435	$40,306

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.09	$0.34	$0.34	$0.89
Plus pension settlement charge	0.14	0.01	0.19	0.06
Plus one-time acquisition costs	-	-	0.21	-
Plus amortization of step up in value of acquired inventories	-	-	0.04	-
Plus amortization of acquired customer backlog	0.02	-	0.03	-
Non-GAAP adjusted earnings per share	$0.25	$0.35	$0.81	$0.95

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.